Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:

MEDIA:	ANALYSTS:
Katrina W. Parker, 312/822-5167	Nancy M. Bufalino, 312/822-7757
Sarah J. Pang, 312/822-6394	Marie Hotza, 312/822-4278
David C. Adams, 312/822-2183
CNA FINANCIAL ANNOUNCES THIRD QUARTER 2010 RESULTS:
NET LOSS OF $140 MILLION, INCLUDING LOSS OF $365 MILLION
FROM LOSS PORTFOLIO TRANSFER
P&C COMBINED RATIO OF 97.9%
BOOK VALUE PER COMMON SHARE OF $42.76,
AN INCREASE OF 6% FROM JUNE 30, 2010
CHICAGO, November 1, 2010 — CNA Financial Corporation (NYSE: CNA) today announced third quarter 2010 results, which included a net operating loss of $158 million, or $0.66 per common share, and net loss of $140 million, or $0.59 per common share. Third quarter 2010 results included an after-tax net loss of $365 million related to the previously announced agreement to cede Asbestos and Environmental Pollution liabilities to National Indemnity Company (Loss Portfolio Transfer or LPT); $344 million was recognized in continuing operations and $21 million was recognized in discontinued operations.
Property & Casualty Operations combined ratio for the third quarter was 97.9%. Book value per common share was $42.76 at September 30, 2010, as compared to $40.43 at June 30, 2010 and $35.91 at December 31, 2009.

	Results for the Three Months		Results for the Nine Months
	Ended September 30 (a)		Ended September 30 (a)
($ millions)	2010	2009	2010	2009
Net operating income (loss):
Net operating income before LPT	$186	$331	$678	$785
Net loss related to LPT	(344)	—	(344)	—

Net operating income (loss)	(158)	331	334	785
Net realized investment gains (losses)	40	(67)	75	(610)

Net income (loss) from continuing operations	(118)	264	409	175
Net loss from discontinued operations	(22)	(1)	(21)	(2)

Net income (loss)	$(140)	$263	$388	$173

(a)
References to net operating income (loss), net realized investment gains (losses), net income (loss) from continuing operations and net income (loss) used in this press release reflect amounts attributable to CNA, unless otherwise noted. Management utilizes the net operating income financial measure to monitor the Company’s operations. Please refer to Note N of the Consolidated Financial Statements within CNAF’s Annual Report on Form 10-K for the year ended December 31, 2009 for further discussion of this measure.

Earnings (Loss) Per Share Attributable to Common Stockholders

	Results for the		Results for the
	Three Months		Nine Months
	Ended September 30		Ended September 30
	2010	2009	2010	2009
Net operating income (loss):
Net operating income before LPT	$0.69	$1.23	$2.52	$2.92
Net loss related to LPT	(1.28)	—	(1.28)	—

Net operating income (loss)	(0.59)	1.23	1.24	2.92
2008 Senior Preferred dividend	(0.07)	(0.12)	(0.25)	(0.35)

Net operating income (loss) attributable to CNA common stockholders	(0.66)	1.11	0.99	2.57
Net realized investment gains (losses)	0.15	(0.25)	0.28	(2.27)

Net income (loss) from continuing operations	(0.51)	0.86	1.27	0.30
Net loss from discontinued operations	(0.08)	—	(0.08)	(0.01)

Net income (loss) attributable to CNA common stockholders	$(0.59)	$0.86	$1.19	$0.29

Net operating results for the three months ended September 30, 2010 decreased $489 million as compared with the same period in 2009. Excluding the loss associated with the Loss Portfolio Transfer, net operating income decreased $145 million. Net operating income for our core Property & Casualty Operations decreased $19 million. Our core segments were unfavorably impacted by lower net investment income, driven by less favorable limited partnership income, partially offset by increased favorable net prior year development. Net operating results for our non-core segments decreased $126 million, which includes the favorable impact in 2009 of a $61 million after-tax gain arising from a settlement that resolved litigation related to the placement of personal accident reinsurance. For the three months ended September 30, 2010, catastrophe losses were $8 million after-tax, as compared to catastrophe losses of $15 million after-tax for the same period in 2009. Our Property & Casualty Operations produced third quarter combined ratios of 97.9% and 101.0% in 2010 and 2009.
“We are pleased to report another quarter of steady performance and continued focus on our profit-improvement strategies. Operating income before the impact of the Loss Portfolio Transfer was $186 million. Our Property & Casualty Operations combined ratio was 97.9%. Rates on our renewal business were slightly negative, however, retention remained strong and we wrote more new business than we lost,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation.
“CNA’s balance sheet and capital position remain very strong. Our book value per common share increased 19% to $42.76 from year end 2009. We are also very pleased to have completed the Loss Portfolio Transfer. We believe the transaction enhances CNA’s financial stability by substantially eliminating our exposures to legacy asbestos and pollution liabilities.”
Pretax net investment income for the three months ended September 30, 2010 decreased $79 million as compared with the same period in 2009. The decrease was driven primarily by less favorable income from our limited partnership investments.
After-tax net realized investment results improved $107 million for the three months ended September 30, 2010 as compared with the same period in 2009, driven by lower other-than-temporary impairment (OTTI) losses recognized in earnings.
Net loss from discontinued operations increased $21 million for the three months ended September 30, 2010 as compared with the same period in 2009, due to the loss associated with the Loss Portfolio Transfer.

Net operating income decreased $451 million for the nine months ended September 30, 2010 as compared with the same period in 2009. Excluding the loss associated with the Loss Portfolio Transfer, net operating income decreased $107 million. This decrease was primarily due to the same reasons discussed above in the three month comparison. Additionally, results for our core segments were unfavorably impacted by decreased current accident year underwriting results, including higher catastrophe losses. For the nine months ended September 30, 2010, after-tax catastrophe losses were $65 million, as compared to $51 million for the same period in 2009. Our Property & Casualty Operations produced combined ratios of 96.5% and 99.1% in 2010 and 2009.
Pretax net investment income for the nine months ended September 30, 2010 decreased $63 million as compared with the same period in 2009. The decrease was primarily driven by less favorable income from our limited partnership investments, partially offset by the impact of reducing our short term and tax-exempt assets and shifting to higher yielding taxable long term bonds.
After-tax net realized investment results improved $685 million for the nine months ended September 30, 2010 as compared with the same period in 2009, driven by significantly lower OTTI losses recognized in earnings.
Net loss from discontinued operations increased $19 million for the nine months ended September 30, 2010 as compared with the same period in 2009, due to the loss associated with the Loss Portfolio Transfer.
Agreement to Cede Asbestos and Environmental Pollution (A&EP) Liabilities to National Indemnity Company (NICO)
As previously reported on August 31, 2010, we completed a transaction with NICO, a subsidiary of Berkshire Hathaway Inc., under which substantially all of our legacy A&EP liabilities were ceded to NICO. Under the terms of the NICO transaction, effective January 1, 2010 we ceded approximately $1.6 billion of net A&EP claim and allocated claim adjustment expense reserves to NICO under a retroactive reinsurance agreement with an aggregate limit of $4 billion (Loss Portfolio Transfer). We paid NICO a reinsurance premium of $2 billion and transferred to NICO billed third party reinsurance receivables related to A&EP claims with a net book value of $215 million. NICO deposited approximately $2.2 billion in a collateral trust account as security for its obligations to us. In addition, Berkshire Hathaway Inc. guaranteed the payment obligations of NICO up to the full aggregate reinsurance limit as well as certain of NICO’s performance obligations under the trust agreement.

Business Operating Highlights
CNA Specialty provides professional and management liability as well as other property and casualty coverages and services, both domestically and abroad, through a network of brokers, managing general underwriters and independent agencies.
•	Net written premiums increased $16 million for the three months ended September 30, 2010 as compared with the same period in 2009. Net written premiums increased in our professional management and liability lines of business. This increase was partially offset by continued decreased insured exposures and lower rates in our architects & engineers and HealthPro lines of business due to current economic and competitive market conditions. Average rate decreased 2% for the three months ended September 30, 2010, as compared to a decrease of 1% for the three months ended September 30, 2009 for the policies that renewed in each period. Retention rates of 86% and 85% were achieved for those policies that were available for renewal in each period.
•	Net operating income decreased $9 million for the three months ended September 30, 2010 as compared with the same period in 2009. This decrease was primarily due to decreased current accident year underwriting results and lower net investment income, partially offset by increased favorable net prior year development.
•	The combined ratio improved 0.3 points for the three months ended September 30, 2010 as compared with the same period in 2009. The loss ratio improved 2.0 points, primarily due to increased favorable net prior year development, partially offset by the impact of a higher current accident year loss ratio. The expense ratio increased 1.6 points, primarily related to higher underwriting expenses.
•	Net income increased $24 million for the three months ended September 30, 2010 as compared with the same period in 2009. This increase was due to improved net realized investment results, partially offset by lower net operating income.
CNA Commercial works with an independent agency distribution system and network of brokers to market a broad range of property and casualty insurance products and services to small, middle-market and large businesses and organizations domestically and abroad.
•	Net written premiums decreased $24 million for the three months ended September 30, 2010 as compared with the same period in 2009. Net written premiums were unfavorably impacted by decreased insured exposures and decreased new business as a result of competitive market conditions. Average rate was flat for the three months ended September 30, 2010 and 2009 for policies that renewed in each period. Retention rates of 81% and 80% were achieved for those policies that were available for renewal in each period.
•	Net operating income decreased $10 million for the three months ended September 30, 2010 as compared with the same period in 2009. This decrease was primarily due to lower net investment income, driven by less favorable limited partnership income, partially offset by increased favorable net prior year development.
•	The combined ratio improved 4.9 points for the three months ended September 30, 2010 as compared with the same period in 2009. The loss ratio improved 3.2 points, primarily due to increased favorable net prior year development and decreased catastrophe losses. The expense ratio improved 1.7 points primarily due to the favorable impact of a reduction in the allowance for uncollectible insurance receivables and decreased unfavorable changes in estimates for insurance-related assessments, partially offset by the unfavorable impact of the lower net earned premium base.
•	Net income improved $50 million for the three months ended September 30, 2010 as compared with the same period in 2009. This improvement was due to improved net realized investment results, partially offset by lower net operating income.

Life & Group Non-Core primarily includes the results of the life and group lines of business that are in run-off. Net earned premiums relate primarily to the individual and group long term care businesses.
•	Net results decreased $107 million for the three months ended September 30, 2010 as compared with the same period in 2009. This decrease was primarily due to the favorable impact in 2009 of a $61 million after-tax gain arising from a settlement that resolved litigation related to the placement of personal accident reinsurance. Also contributing to the decrease in net results was a $39 million pretax and after-tax increase to payout annuity benefit reserves resulting from unlocking assumptions due to loss recognition, and less favorable performance on our pension deposit business.
Corporate & Other Non-Core primarily includes certain corporate expenses, including interest on corporate debt, and the results of certain property and casualty business primarily in run-off, including CNA Re and A&EP.
•	Net loss increased $349 million for the three months ended September 30, 2010 as compared with the same period in 2009, driven by the after-tax loss from continuing operations of $344 million as a result of the Loss Portfolio Transfer, as previously discussed. Net results were also impacted by lower net investment income and higher interest expense. Partially offsetting these unfavorable items were improved net realized investment results.

Segment Results for the Three Months Ended September 30, 2010

					Corporate
	CNA	CNA	Total P&C	Life & Group	& Other
($ millions)	Specialty	Commercial	Operations	Non-Core	Non-Core	Total
Net operating income (loss)	$144	$108	$252	$(55)	$(355)	$(158)
Net realized investment gains	9	14	23	13	4	40

Net income (loss) from continuing operations	$153	$122	$275	$(42)	$(351)	$(118)

Segment Results for the Three Months Ended September 30, 2009

					Corporate
	CNA	CNA	Total P&C	Life & Group	& Other
($ millions)	Specialty	Commercial	Operations	Non-Core	Non-Core	Total
Net operating income	$153	$118	$271	$51	$9	$331
Net realized investment gains (losses)	(24)	(46)	(70)	14	(11)	(67)

Net income (loss) from continuing operations	$129	$72	$201	$65	$(2)	$264

Segment Results for the Nine Months Ended September 30, 2010

					Corporate
	CNA	CNA	Total P&C	Life & Group	& Other
($ millions)	Specialty	Commercial	Operations	Non-Core	Non-Core	Total
Net operating income (loss)	$440	$329	$769	$(72)	$(363)	$334
Net realized investment gains	39	14	53	8	14	75

Net income (loss) from continuing operations	$479	$343	$822	$(64)	$(349)	$409

Segment Results for the Nine Months Ended September 30, 2009

					Corporate
	CNA	CNA	Total P&C	Life & Group	& Other
($ millions)	Specialty	Commercial	Operations	Non-Core	Non-Core	Total
Net operating income	$413	$356	$769	$3	$13	$785
Net realized investment losses	(151)	(288)	(439)	(101)	(70)	(610)

Net income (loss) from continuing operations	$262	$68	$330	$(98)	$(57)	$175

Property & Casualty Operations Gross Written Premiums

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2010	2009	2010	2009
CNA Specialty	$1,087	$1,071	$3,180	$3,195
CNA Commercial	825	882	2,673	2,946

Total P&C Operations	$1,912	$1,953	$5,853	$6,141

Property & Casualty Operations Net Written Premiums

	Three Months Ended September 30		Nine Months Ended September 30
($ millions)	2010	2009	2010	2009
CNA Specialty	$706	$690	$2,009	$2,017
CNA Commercial	763	787	2,430	2,647

Total P&C Operations	$1,469	$1,477	$4,439	$4,664

Property & Casualty Calendar Year Loss Ratios

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
CNA Specialty	57.8%	59.8%	55.8%	60.1%
CNA Commercial	70.2%	73.4%	68.3%	71.9%
Total P&C Operations	64.6%	67.4%	62.7%	66.7%
Property & Casualty Calendar Year Combined Ratios

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
CNA Specialty	88.5%	88.8%	86.6%	89.2%
CNA Commercial	105.7%	110.6%	104.5%	106.8%
Total P&C Operations	97.9%	101.0%	96.5%	99.1%
CNA Specialty Effect of Catastrophe Impacts and Development-Related Items

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Combined ratio excluding the effect of catastrophe impacts and development-related items	98.2%	94.0%	97.2%	94.1%
Effect of catastrophe impacts	0.1	0.3	0.3	0.3
Effect of development-related items	(9.8)	(5.5)	(10.9)	(5.2)

Combined ratio	88.5%	88.8%	86.6%	89.2%

CNA Commercial Effect of Catastrophe Impacts and Development-Related Items

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Combined ratio excluding the effect of catastrophe impacts and development-related items	108.2%	109.7%	108.3%	106.8%
Effect of catastrophe impacts	1.4	2.4	3.9	2.8
Effect of development-related items	(3.9)	(1.5)	(7.7)	(2.8)

Combined ratio	105.7%	110.6%	104.5%	106.8%

Property & Casualty Operations Effect of Catastrophe Impacts and Development-Related Items

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Combined ratio excluding the effect of catastrophe impacts and development-related items	103.6%	102.8%	103.4%	101.4%
Effect of catastrophe impacts	0.8	1.5	2.3	1.7
Effect of development-related items	(6.5)	(3.3)	(9.2)	(4.0)

Combined ratio	97.9%	101.0%	96.5%	99.1%

About the Company
Serving businesses and professionals since 1897, CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
Conference Call and Webcast Information:
A conference call for investors and the professional investment community will be held at 10:00 a.m. (ET) today. On the conference call will be Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation, and other members of senior management. Participants can access the call by dialing (888) 437-9481, or for international callers, (719) 325-2183. The call will also be broadcast live on the internet at http://investor.cna.com or you may go to the investor relations pages of the CNA website (www.cna.com) for further details.
The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available through November 8, 2010 by dialing (888) 203-1112, or for international callers, (719) 457-0820. The replay passcode is 9295475. The replay will also be available on CNA’s website. Financial supplement information related to the third quarter results is available on the investor relations pages of the CNA website or by contacting David Adams at (312) 822-2183.
FINANCIAL MEASURES
In evaluating the results of CNA Specialty and CNA Commercial, management utilizes the combined ratio, the loss ratio, the expense ratio and the dividend ratio. These ratios are calculated using accounting principles generally accepted in the United States of America (GAAP) financial results. The loss ratio is the percentage of net incurred claim and claim adjustment expenses to net earned premiums. The expense ratio is the percentage of insurance underwriting and acquisition expenses, including the amortization of deferred acquisition costs, to net earned premiums. The dividend ratio is the ratio of policyholders’ dividends incurred to net earned premiums. The combined ratio is the sum of the loss, expense and dividend ratios.
This press release may also reference or contain financial measures that are not in accordance with GAAP. For reconciliations of non-GAAP measures to the most comparable GAAP measures, please refer herein and/or to CNAF’s most recent 10-K and 10-Q on file with the Securities and Exchange Commission, as well as the financial supplement, available at www.cna.com.
FORWARD-LOOKING STATEMENT
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates” and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA and, with respect to the agreement to reinsure asbestos and environmental pollution (A&EP) liabilities referenced in this press release, include whether the other parties to the transaction will fully perform their obligations to CNA, the uncertainty in estimating loss reserves for A&EP liabilities and the possible continued exposure of CNA to liabilities for A&EP claims. For a detailed description of other risks and uncertainties affecting CNA, please refer to CNAF’s most recent 10-K and 10-Q on file with the Securities and Exchange Commission available at www.cna.com.
Any forward-looking statements made in this press release are made by CNA as of the date of this press release. Further, CNA does not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s expectations or any related events, conditions or circumstances change.
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